                                                                 Exhibit 10.62

                           [LETTERHEAD OF ASPECT]

August 19, 1999



Kathleen M. Cruz
17 Suva Court
San Ramon, CA  94583

Dear Kathy:

This letter is to confirm the agreement between you and Aspect
Telecommunications Corporation ("Aspect" or the "Company") regarding your voluntary separation from employment with the Company.

You have resigned your position as an officer of the Company effective June 1, 1999. Commencing on June 1, 1999 and continuing through and until the earlier of: (a) March 1, 2000, or (b) the date you accept full-time employment with another company (the "Termination Date"), Aspect shall retain you as a part-time employee (the "Transition Period"). Your title for internal record keeping purposes will be Executive Advisor. During this Transition Period, you will be available to provide services to Aspect as requested, on a flexible schedule basis not to exceed 40 hours a month. During the Transition Period, Aspect will pay you a monthly salary of $19,166.67, less applicable withholdings and any other employee benefits that you are eligible to receive with the following exceptions: after June 1, 1999, you will not be eligible to participate in the accrual of flexible time off hours and the Employee Incentive Plan.

You will receive payment for all accrued but unused flexible time off hours.
You will also receive reimbursement for your last expense report in the amount of $1,108.41, provided that you have submitted all necessary receipts and report forms. You will receive payment for these items three days after the Effective Date.

You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, after the Termination Date. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish.

You will receive outplacement services to a maximum amount of $10,000.00, which shall be paid directly to one executive outplacement firm of your choice for services before March 1, 2000.

In consideration for receiving the Transition Period payments and outplacement services described above, to which you would not otherwise be entitled, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, as amended, and all other laws and regulations relating to employment, for any such claims arising up to your execution of this agreement.

You understand that this agreement includes a release of all known and unknown claims. In giving this release, which includes claims that may be unknown at present, you acknowledge that you have read and understood Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor." You expressly waive and release any and all rights and benefits under this section and any analogous law of any other state.

Nothing contained in this letter shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

The Company agrees that at all times in the future, it shall indemnify you for all losses arising out of your discharge of duties with the Company to the full extent required under California Labor Code section 2802.

At all times in the future, you will remain bound by Aspect's Employee Agreement signed by you, a copy of which is attached hereto as Exhibit A. You further agree that personally, or through your agents, you will not engage in any conduct or communication, whether written or verbal, which is, or could be, injurious to Aspect's business reputation or to the reputation of any officer or director of the Company. Likewise the Company and its officers and directors agree not to engage in any conduct or communications, whether written or verbal, which could be injurious to your personal or professional reputation. You agree that you will not voluntarily provide any assistance to any party bringing a claim against the Company, or preparing to do so, provided that you may cooperate as required by a court or by law. The Company agrees that all requests for references on your behalf will be referred to me. You agree that from now and until one year following your Termination Date, you will not solicit, or attempt to solicit any Aspect employee or consultant to cease their relationship with Aspect for any reason.

You have not and may not disclose to others the existence of this letter, and the facts or terms of this letter, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you, or as may be required by legal process. In the event that you are asked about this letter or any dispute you might have with the Company, you shall restrict your response to "everything has been worked out" or words to that effect; you shall make no other comments; and if asked further questions you will respond "I really cannot say anything else about it" or words to that effect.

YOU AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN THE AMOUNT OF ACTUAL DAMAGES CAUSED BY A MATERIAL BREACH OF THE ABOVE CONFIDENTIALITY PROVISION. THEREFORE, YOU AGREE THAT IN THE EVENT IT IS ESTABLISHED BY A LEGAL DECISIONMAKER THAT YOU HAVE VIOLATED SUCH PROVISION, THEN YOU SHALL PAY TO THE COMPANY, AS LIQUIDATED DAMAGES, $57,500.01 FOR SUCH BREACH. YOU AND THE COMPANY AGREE THAT THIS LIQUIDATED DAMAGES PROVISION REPRESENTS REASONABLE COMPENSATION FOR THE LOSS WHICH WOULD BE INCURRED DUE TO ANY SUCH BREACH.

Based on information provided by Aspect's stock administrator, you currently hold a combination of Incentive Stock Options and Non-Statutory Stock Options under the Company's 1989 Stock Incentive Plan (the "Plan") for 122,500 shares (the "Options"). It is expected that as of March 1, 2000, 82,601 shares of these options will be vested and 39,899 shares will be unvested. Pursuant to the terms of the existing stock option agreements for your Options and provisions of the Plan to which your Options are subject, your Options will cease vesting on the Termination Date. You will have thirty days from the Termination Date to exercise the Options to the extent vested. All of the other terms, conditions, and limitations applicable to your Options pursuant to the option agreements and the Plan will remain in full force and effect. You also agree that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph.

You agree that except as expressly provided in this letter, this letter renders null and void any and all prior agreements between you and the Company.

This agreement shall be construed and interpreted in accordance with the laws of California.

You have up to twenty-one (21) days after receipt of this letter within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have (7) days after you have signed this letter during which time you may revoke this agreement, and thus, the eighth day after you have signed this agreement will be the Effective Date.

If you wish to revoke this agreement, you may do so by delivering a letter of revocation to me and you must also return to me the severance payment made to you pursuant to paragraph 1 above. Because of this revocation period, you understand that the agreement set forth in this letter shall not become effective or enforceable until the eighth day after the date you sign this letter.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ James R. Carreker

James R. Carreker

Chairman and Chief Executive Officer


My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this letter and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this release.



Dated: August 19, 1999      /s/ Kathleen M. Cruz
                            ------------------------------
                            Kathleen M. Cruz

                                  EXHIBIT A
                                  ---------

                             EMPLOYEE AGREEMENT

                     ASPECT TELECOMMUNICATIONS CORPORATION
                              EMPLOYEE AGREEMENT


In exchange for my becoming employed (or my employment being continued) by Aspect Telecommunications Corporation, or its subsidiaries, affiliates, or successors (hereinafter referred to collectively as the "Company"), I hereby agree as follows:

EMPLOYMENT      I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment with any Aspect competitor customer or supplier without the prior consent of the Company. I will not accept a position with any other company if the time demands of the position will impair my ability to fulfill my obligations to the Company.

DEFINITIONS     As used in this agreement, the term "inventions" means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, original works of authorship or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

                As used in this Agreement, the term "Confidential Information" means information pertaining to any aspects of the Company's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.

ASSIGNMENT OF   Without further compensation, I hereby agree promptly to
INVENTIONS      disclose to the Company, and I hereby assign and agree to assign to the Company or its designee, my entire right, title, and interest in and to all Inventions (a) which pertain to any line of business activity of the Company, (b) which are aided by the use of time, material or facilities of the Company, whether or not during working hours, or (c) which relate to any of my work during the period of my employment with the Company, whether or not during normal working hours. No rights are hereby conveyed in Inventions, if any, made by me prior to my employment with the Company which are identified on the back of this Agreement or on in a sheet attached to and made a part of this Agreement, if any (which attachment contains no confidential information).
                I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States
                Copyright Act as in effect as of this date.

                I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.

                This Agreement does not apply to an Invention, the assignment of which to the Company would violate applicable law, including an Invention which qualified fully under Section 2870 of the California Labor Code. I agree to disclose in confidence to the Company all inventions made by me to permit a determination as to whether or not the Inventions should be the property of the Company.

CONFIDENTIAL    I agree to hold in confidence and not directly or indirectly to
NONDISCLOSURE   use or disclose, either during or after termination of my
                employment with the Company, any Confidential Information I obtain or create during the period of my employment, whether or not during working hours, except to the extent authorized by the Company, until such Confidential Information becomes generally known. I agree not to make copies of such Confidential
                Information except as authorized by the company. Upon termination of my employment or upon an earlier request of the Company I will return or deliver to the Company all tangible forms of such Confidential Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

                I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.

NO CONFLICT     I agree not to enter into any agreement either written or oral in conflict with the provisions of this Agreement. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

SURVIVABILITY   This Agreement (a) shall survive my employment by the Company,
                (b) does not in any way restrict my right or the right of the Company to terminate my employment, (c) inures to the benefit of successors and assigns of the Company, and (d) is binding upon my heirs and legal representatives.

COMPLIANCE      I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.





ASPECT TELECOMMUNICATIONS                   EMPLOYEE
CORPORATION

By /s/ Erin Avila                            By /s/ Kathleen M. Cruz
  -----------------------------                -------------------------

Title HR Analyst                            Dated 17 June 1996
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